Exhibit 99.1

The Home Depot Names Manuel Kadre to its Board of Directors

ATLANTA, October 9, 2018 - The Home Depot®, the world’s largest home improvement retailer, today announced the appointment of Manuel Kadre, chairman and chief executive officer of MBB Auto Group, to its board of directors.

Kadre has served as chairman and CEO of MBB, a premium luxury retail automotive group with a number of dealerships in the Northeast, since 2012.  Additionally, Kadre is chairman of Republic Services, Inc., an industry leader in U.S. recycling and non-hazardous solid waste. He was CEO of Gold Coast Caribbean Importers, LLC from 2009 until 2014. From 1995 to 2009, Kadre served in a number of roles, including president, vice president, general counsel and secretary for CC1 Companies, Inc., a distributor of beverage products in markets throughout the Caribbean. Kadre is also a member of the board of trustees of the University of Miami.

Kadre will serve on The Home Depot board’s Finance and Audit committees. He brings significant chief executive and senior management expertise to The Home Depot board, together with financial, strategic, environmental, and real estate experience.

“I’m very pleased to welcome Manny to our board of directors,” said Craig Menear, chairman, CEO and president. “His service on other boards, including service as chairman and lead independent director of two public companies, further enhances our board’s capabilities in the areas of management oversight, corporate governance and board dynamics.”

About The Home Depot
The Home Depot is the world's largest home improvement specialty retailer, with 2,286 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. In fiscal 2017, The Home Depot had sales of $100.9 billion and earnings of $8.6 billion. The Company employs more than 400,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

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For more information, contact:
Financial Community	News Media
Isabel Janci	Stephen Holmes
Vice President of Investor Relations	Senior Director, Corporate Communications
770-384-2666	770-384-5075
Isabel_Janci@homedepot.com	Stephen_Holmes@homedepot.com